Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Aptiv PLC for the registration of debt securities, guarantees of debt securities, preferred shares, ordinary shares, warrants, purchase contracts and units of Aptiv PLC, debt securities, guarantees of debt securities, warrants, purchase contracts, and units of Aptiv Corporation, and debt securities and guarantees of debt securities of Aptiv Global Financing Designated Activity Company and to the incorporation by reference therein of our reports dated February 6, 2024, with respect to the consolidated financial statements and schedule of Aptiv PLC, and the effectiveness of internal control over financial reporting of Aptiv PLC, included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan

August 1, 2024